Exhibit 10.1

Execution Version

SERVICES AND EMPLOYEE SECONDMENT AGREEMENT

by and among

PHILLIPS 66 COMPANY,

DCP MIDSTREAM, LP,

and, for the limited purposes set forth in Sections 5.4 and 5.20,

DCP SERVICES, LLC

and

PHILLIPS 66 PIPELINE LLC

TABLE OF CONTENTS

(continued)

-ii-

SERVICES AND EMPLOYEE SECONDMENT AGREEMENT

This SERVICES AND EMPLOYEE SECONDMENT AGREEMENT (this “Agreement”) is entered into this 13th day of October, 2023 (the “Effective Date”), by and among PHILLIPS 66 COMPANY, a Delaware corporation (“Service Provider”), DCP MIDSTREAM, LP, a Delaware limited partnership (“Owner”), and solely for the limited purposes set forth in Section 5.4 and Section 5.20, DCP SERVICES, LLC, a Delaware limited liability company (“DCP Services”), and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Phillips 66 Pipeline”). Service Provider and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on June 15, 2023, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2023, by and among Phillips 66, a Delaware corporation, Phillips 66 Project Development Inc., a Delaware corporation (“PDI”), Dynamo Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Owner, DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), and DCP Midstream GP, LLC, a Delaware limited liability company, Owner merged with and into Merger Sub, with Owner surviving (the “Merger”);

WHEREAS, (i) on December 15, 2022, Owner redeemed all of the Series A Preferred Units (as defined in the Partnership Agreement), (ii) on June 15, 2023, Owner redeemed all of the Series B Preferred Units (as defined in the Partnership Agreement), and (iii) on October 16, 2023, Owner will redeem all of the Series C Preferred Units (as defined in the Partnership Agreement) pursuant to a notice provided on September 14, 2023;

WHEREAS, as a result of the Merger, PDI, DCP Midstream, LLC, a Delaware limited liability company, and the General Partner are the holders of 100% of the common units representing limited partner interests in Owner (“Common Units”);

WHEREAS, Owner and DCP Services previously entered into that certain Services and Employee Secondment Agreement dated as of January 1, 2017 (the “Existing Services Agreement”) for the provision by DCP Services to Owner of the services specified therein;

WHEREAS, in connection with the Business Integration, certain former employees of DCP Services became employed by Service Provider and its Affiliates;

WHEREAS, in connection with the Business Integration, DCP Services and Phillips 66 Pipeline previously entered into that certain Subcontract Services Agreement, dated as of January 31, 2023, and effective as of August 18, 2022 (the “Subcontract Services Agreement”);

WHEREAS, in connection with the Business Integration, Owner and Service Provider desire to enter into this Agreement to replace the Existing Services Agreement and DCP Services and Phillips 66 Pipeline desire to terminate the Subcontract Services Agreement as provided herein;

WHEREAS, the services of Service Provider and secondment of employees by Service Provider or its Affiliates to Owner are an integral part of and essential to the ability of Owner to generate the goods, products and services that are the business of Owner, and, by executing this Agreement, Owner undertakes to execute work that is part of its trade, business and occupation;

WHEREAS, this Agreement has received Special Approval from the Special Committee; and

WHEREAS, this Agreement has been approved by the General Partner and the holders of 100% of the Common Units.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Owner and Service Provider hereby agree as follows:

DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Administrative Fee” has the meaning given such term in Section 3.1(b).

“Administrative Fee Commencement Date” means January 1, 2024.

“Affected Party” has the meaning given such term in Section 5.13.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term “Affiliate” when applied to (i) Owner shall not include Service Provider or any of its Affiliates (other than members of the Partnership Group) and (ii) Service Provider shall not include Owner or any other member of the Partnership Group.

“Agreement” has the meaning given to such term in the introduction to this Agreement (including the exhibits attached hereto), as amended, supplemented or otherwise modified from time to time.

“Benefit Plans” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or benefits to any employee of Service Provider or any of its Affiliates (or to any dependent, beneficiary, assignee or designee thereof), including, without limitation, any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, restricted equity or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement, that, in any case, is sponsored, maintained, or contributed to by Service Provider or any of its Affiliates, or under which Service Provider or any Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any employee of Service Provider or any of its Affiliates (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Integration” means the integration of the Owner Assets and Owner’s business with Service Provider and its Affiliates.

“Common Units” has the meaning given such term in the recitals.

“Contract Services” has the meaning given such term in Section 1.2.

“DCP Services” has the meaning given such term in the introduction to this Agreement.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Employee Expenses” has the meaning given such term in Section 3.3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Services Agreement” has the meaning given such term in the recitals.

“Force Majeure” has the meaning given such term in Section 5.13.

“GAAP” means accounting principles generally accepted in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, consistently applied.

“General and Administrative Services” has the meaning given such term in Section 1.2.

“General Partner” has the meaning given to such term in the recitals.

“Governmental Entity” means any executive, legislative, judicial, regulatory or administrative agency, body, court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“Indemnified Party” has the meaning given such term in Section 4.4.

“Indemnifying Party” has the meaning given such term in Section 4.4.

“Indemnity Demand” has the meaning given such term in Section 4.4.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the assets or the properties of the Parties and the operations thereof.

“Loss” or “Losses” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Merger” has the meaning given to such term in the recitals.

“Merger Sub” has the meaning given to such term in the recitals.

“Owner” has the meaning given such term in the introduction to this Agreement.

“Owner Assets” means the assets and properties of the Partnership Group.

“Owner Employee Services” has the meaning given such term in Section 2.2.

“Owner Indemnified Parties” has the meaning given such term in Section 4.3(a).

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of DCP Midstream, LP, dated as of November 6, 2019, as in effect as of the Effective Date.

“Partnership Group” means (i) Owner, (ii) DCP Midstream GP, LP, a Delaware limited partnership, (iii) DCP Midstream GP, LLC, a Delaware limited liability company, (iv) DCP Services and (v) each of their respective Subsidiaries.

“Party(ies)” has the meaning given such term in the introduction to this Agreement.

“PDI” has the meaning given to such term in the recitals.

“Period of Secondment” has the meaning given such term in Section 2.1.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity or any department or agency thereof.

“Phillips 66 Pipeline” has the meaning given such term in the introduction to this Agreement.

“Seconded Employee” or “Seconded Employees” has the meaning given such term in Section 2.1(a).

“Service Provider” has the meaning given such term in the introduction to this Agreement.

“Service Provider Indemnified Parties” has the meaning given such term in Section 4.2(a).

“Special Approval” has the meaning given such term in the Partnership Agreement.

“Special Committee” has the meaning given such term in the Partnership Agreement.

“Subcontract Services Agreement” has the meaning given to such term in the recitals.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Third Party” means a Person other than (a) Service Provider, (b) Owner, (c) DCP Services, (d) Phillips 66 Pipeline or (e) any of their respective Affiliates.

“Third Party Claim” has the meaning given such term in Section 4.4.

“Transitional Employee Costs” means the costs, expenses and expenditures that Service Provider or its Affiliates incur or payments they make in connection with any employee of Service Provider or its Affiliates that was formerly employed by DCP Services that is terminated in connection with the Business Integration, including the types of costs, expenses and expenditures described in Section 3.2(b)(ii).

ARTICLE I

CONTRACT SERVICES

Section 1.1 Engagement of Service Provider. Owner hereby engages Service Provider to act as an independent contractor with respect to the provision of the Contract Services, and appoints Service Provider as its agent with full power and authority to perform or cause to be performed the Contract Services in accordance with the terms and conditions of this Agreement. Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Contract Services in accordance with the terms and conditions, and subject to the limitations, set forth in this Agreement.

Section 1.2 Contract Services. Service Provider hereby agrees to provide Owner with certain (i) operational, maintenance, repair and other services related to the day-to-day ownership and operation of the Owner Assets and the conduct of the business of the Partnership Group; (ii) centralized general and administrative, corporate, executive management and operational support services, consisting of the services specifically described on Exhibit A attached hereto (the “General and Administrative Services”), subject to change or modification pursuant to Section 3.1(c); (iii) other services traditionally provided to Owner and its Subsidiaries pursuant to the Existing Services Agreement; and (iv) other services that may be requested by Owner and agreed to by Service Provider from time to time (the services described in clauses (i) through (iv) collectively referred to herein as the “Contract Services”).

Section 1.3 Contract Services Personnel. Service Provider shall provide, or cause to be provided, personnel to staff and perform the Contract Services, which may be accomplished by employees of Service Provider or its Affiliates (including the Seconded Employees) or contractors hired by Service Provider or its Affiliates.

Section 1.4 Relationship of the Parties. Service Provider shall perform and execute the Contract Services as an independent contractor to Owner. This Agreement is not intended to and does not create a partnership, joint venture or other relationship creating fiduciary, quasi-fiduciary or similar duties and obligations between the Parties or any of their Affiliates. Subject to the terms of this Agreement, Service Provider shall perform or cause to be performed the Contract Services according to Service Provider’s own means and methods of work.

Section 1.5 Ownership of Property. The Parties agree and acknowledge that Service Provider shall have no direct ownership interest in the Owner Assets as a result of the terms of this Agreement. The Parties further agree that notwithstanding any member of the Partnership Group’s ownership of the Owner Assets, Service Provider shall have the right, subject to applicable Law, to use and access any Owner Assets in its operation of the Owner Assets or its provision of the Contract Services under this Agreement. Notwithstanding anything in this Agreement to the contrary, any reimbursement of costs incurred with respect to any assets or property owned by Service Provider or its Affiliates shall not affect Service Provider’s or its Affiliates’ ownership of such assets or property, regardless of whether any such assets or property have been improved or enhanced thereby.

ARTICLE II

SECONDMENT

Section 2.1 Seconded Employees.

(a) Subject to the terms of this Agreement, Service Provider agrees to second or cause to be seconded to Owner certain of Service Provider’s or its Affiliates’ employees as may be determined by Service Provider from time to time, and Owner hereby accepts such secondment. Each employee that Service Provider or its Affiliates seconds to Owner shall, during the time that each such employee is seconded to Owner under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and collectively as the “Seconded Employees”. To the extent reasonably practicable, Service Provider or its Affiliates shall maintain a record of each active Seconded Employee in accordance with its policies in effect from time to time.

(b) Subject to the limited purposes described in Section 2.4 and Section 2.5, Seconded Employees will remain at all times employees of Service Provider or its Affiliates, as applicable. Service Provider or its Affiliates, as applicable, retains the right to terminate the secondment of any Seconded Employee for any reason at any time or to discharge any Seconded Employee with respect to their employment with Service Provider or its Affiliates, as applicable. Owner will have the right to terminate the secondment of any Seconded Employee for any reason at any time upon providing prior written notice to Service Provider or its Affiliates, as applicable.

(c) The Parties acknowledge and agree that Seconded Employees may, during the Period of Secondment, be called upon to perform services for both the Partnership Group and Service Provider or its Affiliates.

(d) Service Provider does not make any representations or warranties with respect to the Contract Services or the Seconded Employees, including, but not limited to, any representation or warranty that the Contract Services or the secondment of the Seconded Employees will permit the Partnership Group to achieve any specific results.

Section 2.2 Owner Employee Services. Services provided by the Seconded Employees for the Partnership Group pursuant to this Agreement are referred to herein as the “Owner Employee Services”.

Section 2.3 Benefit Plan Participation. No member of the Partnership Group shall be a participating employer in any Benefit Plan during the Period of Secondment solely by virtue of this Agreement. Subject to Owner’s reimbursement obligations hereunder, Service Provider or its applicable Affiliate shall remain responsible for all obligations and Losses arising under the Benefit Plans and, during the Period of Secondment, no member of the Partnership Group shall assume any Benefit Plan.

Section 2.4 Workers’ Compensation. During the Period of Secondment, Service Provider or its Affiliates, as applicable, will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees. Service Provider or its Affiliates, as applicable, will name Owner as a named insured and/or include an alternate employer endorsement for the benefit of Owner under such insurance policies or qualified self-insured programs. Service Provider or its Affiliates, as applicable, will timely pay all workers’ compensation and employer’s liability insurance premiums. For the purposes of workers’ compensation and employer’s liability laws and coverage, Service Provider or its applicable Affiliate and Owner will be joint employers of the Seconded Employees. Each Seconded Employee is to acknowledge that, with respect to workers’ compensation benefits, the Seconded Employee is an employee of both Service Provider or its applicable Affiliate and Owner and that for any work-related injury, the Seconded Employee’s sole remedy against Service Provider, the Partnership Group or any of their respective Affiliates will be under the workers’ compensation insurance policy or qualified self-insured program of Service Provider or its applicable Affiliate. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in Benefit Plans generally available to employees of Service Provider or its Affiliates. For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against Service Provider, the Partnership Group or any of their respective Affiliates.

Section 2.5 Statutory Employer Relationship. The Parties acknowledge that the services provided for under this Agreement are an integral part of and essential to the ability of Owner to generate the goods, products and services of Owner, and to enable Owner to fulfill its business and commercial contracts, which are the core of its business. By executing this Agreement, Owner undertakes to execute work that is part of its trade, business and occupation. The Parties expressly recognize Owner as the statutory employer of the Seconded Employees for workers’ compensation purposes, whether those employees be direct employees or statutory employees of Service Provider or its Affiliates. Notwithstanding anything in this Section 2.5, Owner remains the joint employer, with Service Provider or its Affiliates, as applicable, of the Seconded Employees, and should any conflict be found between this Section 2.5 and Section 2.4, Section 2.4 shall predominate.

ARTICLE III

ADMINISTRATIVE FEE; REIMBURSEMENT OF EXPENSES

Section 3.1 Administrative Fee.

(a) Prior to the Administrative Fee Commencement Date, Owner agrees to reimburse Service Provider for any and all costs, expenses, Losses and expenditures Service Provider or its Affiliates incur or payments they make in connection with the General and Administrative Services pursuant to Section 3.2.

(b) Beginning on the Administrative Fee Commencement Date, as consideration for the General and Administrative Services, Owner agrees to pay to Service Provider a fixed monthly fee (the “Administrative Fee”) of $9,000,000 per month, subject to adjustment pursuant to Section 3.1(c) and payable as provided pursuant to Section 3.4. The Parties acknowledge and agree that the Administrative Fee is intended to compensate Service Provider for certain overhead and other internal costs associated with the provision of the General and Administrative Services and excludes (i) all Third Party costs, expenses and expenditures (which shall be reimbursed in accordance with Section 3.2) and (ii) all costs, expenses and expenditures incurred in connection with the Business Integration (including Transitional Employee Costs) (which shall be reimbursed in accordance with Section 3.2).

(c) The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as reasonably determined by Service Provider, to reflect the type, degree and extent of the General and Administrative Services provided to the Partnership Group and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing the General and Administrative Services to the Partnership Group, including any changes due to inflation or due to any change in any law, rule or regulation applicable to the Partnership Group or to Service Provider or its Affiliates or any interpretation of such laws, rules or regulations. On or prior to the close of business on the tenth calendar day preceding the first day of each calendar year during the term of this Agreement, Service Provider will notify Owner of adjustments to the Administrative Fee, if any, from the prior calendar year and may deliver an updated Exhibit A reflecting any changes or modifications to the description of the General and Administrative Services deemed appropriate by Service Provider. The Administrative Fee will be prorated for any partial month during the term of this Agreement, based on the ratio of the number of days in the relevant partial month to the number of days in the relevant full month.

(d) Notwithstanding anything to the contrary in this Agreement, at any time upon 10 days advance written notice from Service Provider to Owner, Service Provider may elect, by delivering written notice to Owner, to provide the General and Administrative Services on a reimbursable basis in lieu of the Administrative Fee. Following any such election, (i) Owner’s obligation to pay the Administrative Fee will terminate (other than with respect to any periods prior to the effectiveness of such election) and (ii) Service Provider will be entitled to reimbursement for all costs and expenses included in the Administrative Fee prior to the effectiveness of such election.

Section 3.2 Reimbursement.

(a) Owner hereby agrees to reimburse Service Provider for any and all costs, expenses, Losses and expenditures Service Provider or its Affiliates incur or payments they make in connection with this Agreement, to the extent not included in the Administrative Fee as reasonably determined by Service Provider.

(b) Without limiting Section 3.2(a), to the extent not included in the Administrative Fee as reasonably determined by Service Provider, Owner shall reimburse Service Provider for:

(i)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make in connection with the Contract Services;

(ii)

all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make in connection with any employee (including the Seconded Employees) that provides Contract Services, including, but not limited to:

(1)	salary, wages and bonuses;

(2)	401(k) plan administration costs, costs of 401(k) plan matching and other employer contributions made by Service Provider or its Affiliates;

(3)	costs of pension benefit accruals;

(4)	costs of long-term incentive awards, including equity incentive awards;

(5)	any deferred compensation plan administration costs and costs of deferred compensation plan matching and other employer contributions made by Service Provider or its Affiliates;

(6)	cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity leave;

(7)

medical, dental, vision and prescription drug costs (including with respect to retiree healthcare benefits) under the Service Provider’s or its Affiliates’ health plans, other than amounts paid by employees;

(8)	flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(9)	all costs related to providing disability benefits;

(10)	workers’ compensation and employer’s liability insurance premiums;

(11)	life insurance and accidental death and dismemberment insurance premiums;

(12)	severance and other termination costs;

(13)	any other compensation or benefit provided by Service Provider or its Affiliates to its employees for which Service Provider or its Affiliates incur costs, including any related administrative costs;

(14)	business travel expenses and other business expenses;

(15)	any sales taxes imposed on the provision of any taxable services under this Agreement; and

(16)	the employer portion of payroll taxes with respect to the foregoing;

(iii)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make for:

(1)	insurance coverage with respect to the Partnership Group or the Owner Assets;

(2)	insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of the Partnership Group;

(3)	insurance coverage with respect to claims under federal and state securities laws; and

(4)	insurance coverage as provided for pursuant to Section 2.4; and

(iv)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make for:

(1)	capital expenditures with respect to the Owner Assets and assets used in connection with the Contract Services;

(2)	maintenance and repair costs with respect to the Owner Assets and assets used in connection with the Contract Services;

(3)	the Business Integration (including Transitional Employee Costs); and

(4)	taxes with respect to the Partnership Group, the Owner Assets or the provision of the Contract Services.

(c) The obligation of Owner to reimburse Service Provider pursuant to this Section 3.2 is in addition to the Administrative Fee and is not subject to any monetary limitation. To the extent any reimbursable cost, expense or expenditure (other than the Employee Expenses, which are the subject of Section 3.3(b)) relates to services or goods provided for the benefit of both the Partnership Group and Service Provider or any of its Affiliates, such cost, expense or expenditure will be allocated between Service Provider and Owner based on any reasonable allocation methodology as Service Provider may determine.

Section 3.3 Payment of Employee Expenses.

(a) Owner and Service Provider acknowledge and agree that Service Provider or its applicable Affiliate shall be responsible for paying the expenses referred to in Section 3.2(b)(ii) (the “Employee Expenses”), and providing the employee benefits with respect thereto, as applicable, to such employees, but that Owner shall be responsible for reimbursing Service Provider for the Employee Expenses to the extent provided under this ARTICLE III of this Agreement. Service Provider agrees to indemnify and hold the Partnership Group harmless from any and all Losses incurred by such entities related to Service Provider’s failure to carry out its duties for the payment of the Employee Expenses for any employee that performs Contract Services, or the provision of the employee benefits related thereto, as set forth above.

(b) With respect to any employee (including any Seconded Employee) who performs services for both the Partnership Group and Service Provider or its Affiliates, the Employee Expenses not included as part of the Administrative Fee will be allocated between Service Provider and Owner based on Service Provider’s calculation of the relative amounts of time that such employee spends providing services with respect to Service Provider and its Affiliates, on the one hand, and the Partnership Group, on the other hand. Where Service Provider determines that it is not reasonably practicable to calculate any allocated cost or expense, Service Provider may make a reasonable estimate of such allocated cost or expense or use any other reasonable allocation methodology as Service Provider may determine.

Section 3.4 Billing Practices. Service Provider shall invoice Owner for amounts due for the Administrative Fee and the reimbursable expenses pursuant to this ARTICLE III from time to time, and Owner shall pay all such amounts within thirty (30) days after its receipt of such an invoice. Any invoice from Service Provider to Owner shall set forth in reasonable detail Service Provider’s calculation of the charges for Contract Services and shall, upon the written request of Owner, be accompanied by information reasonably sufficient for Owner to determine the accuracy of such invoice.

Section 3.5 Records and Audit Rights. Service Provider shall maintain a true, correct and complete set of records pertaining to all activities relating to its performance hereunder and all transactions related thereto. Service Provider further agrees to retain all such records for a period of time not less than three (3) years following the end of the calendar year in which the applicable Contract Services were performed, or such longer period of time as required by applicable Law. Owner, or its authorized representative or representatives, shall have the right during Service Provider’s normal business hours to audit, copy and inspect, at Owner’s sole cost and expense, any and all records of Service Provider relating to its performance of its obligations hereunder. Audits shall not be commenced more than once by Owner during each calendar year and shall be completed within a reasonable time frame. Owner may request information from Service Provider’s books and records relating to Service Provider’s obligations hereunder from time to time and such requests shall not constitute an audit for that calendar year. Owner shall have two (2) years after the end of a calendar year during which to conduct an audit of Service Provider’s books and records for such calendar year, and any claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) year period.

ARTICLE IV

LIABILITY STANDARD AND INDEMNIFICATION

Section 4.1 Limitation of Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT (i) NEITHER SERVICE PROVIDER NOR ITS AFFILIATES SHALL BE LIABLE TO ANY OWNER INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SERVICE PROVIDER IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 4.3 AND (ii) NEITHER OWNER NOR ITS AFFILIATES SHALL BE LIABLE TO ANY SERVICE PROVIDER INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH OWNER IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 4.2.

(b) THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE INDEMNITIES CONTAINED IN THIS AGREEMENT REQUIRE ASSUMPTION OF LIABILITY PREDICATED ON THE NEGLIGENCE OR GROSS NEGLIGENCE OF OTHER PARTIES AND ACKNOWLEDGE THAT THIS ARTICLE IV COMPLIES WITH ANY REQUIREMENT TO EXPRESSLY STATE LIABILITY FOR NEGLIGENCE OR GROSS NEGLIGENCE, IS CONSPICUOUS, CLEAR, AND UNEQUIVOCAL, AND AFFORDS FAIR AND ADEQUATE NOTICE.

Section 4.2 Indemnification of Service Provider.

(a) SUBJECT TO SECTION 4.1(a), OWNER SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS SERVICE PROVIDER AND ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, MEMBERS, CONTRACTORS, SUBCONTRACTORS AND LEGAL REPRESENTATIVES (TOGETHER WITH SERVICE PROVIDER AND ITS AFFILIATES, THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES SUFFERED BY SERVICE PROVIDER INDEMNIFIED PARTIES AS A RESULT OF, CAUSED BY, OR ARISING OUT OF (I) ANY BREACH OF A REPRESENTATION OR

WARRANTY OF OWNER IN THIS AGREEMENT, (II) ANY BREACH OF ANY COVENANT OF OWNER UNDER THIS AGREEMENT, (III) THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OWNER OR ANY OTHER MEMBER OF THE PARTNERSHIP GROUP, (IV) SERVICE PROVIDER’S AND THE SERVICE PROVIDER INDEMNIFIED PARTIES’ PERFORMANCE OF THE CONTRACT SERVICES, INCLUDING SERVICE PROVIDER’S AND THE SERVICE PROVIDER INDEMNIFIED PARTIES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE IN CONNECTION THEREWITH, OR (V) THE SECONDED EMPLOYEES AND THE OWNER EMPLOYEE SERVICES, INCLUDING SERVICE PROVIDER’S AND THE SERVICE PROVIDER INDEMNIFIED PARTIES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT A SERVICE PROVIDER INDEMNIFIED PARTY SHALL NOT BE INDEMNIFIED AND HELD HARMLESS UNDER THIS AGREEMENT IF THERE HAS BEEN A FINAL NON-APPEALABLE JUDGMENT ENTERED BY A COURT OF COMPETENT JURISDICTION DETERMINING THAT, IN RESPECT OF THE MATTER FOR WHICH THE SERVICE PROVIDER INDEMNIFIED PARTY IS SEEKING INDEMNIFICATION PURSUANT TO THIS SECTION 4.2(a), SUCH SERVICE PROVIDER INDEMNIFIED PARTY ACTED IN BAD FAITH OR ENGAGED IN FRAUD, WILLFUL MISCONDUCT OR, IN THE CASE OF A CRIMINAL MATTER, ACTED WITH KNOWLEDGE THAT ITS CONDUCT WAS UNLAWFUL.

(b) No statute, rule or regulation that precludes an injured party from bringing an Action against a fellow employee or employer shall preclude a Service Provider Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section 4.2.

Section 4.3 Indemnification of Owner.

(a) SUBJECT TO SECTION 4.1(a), SERVICE PROVIDER SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS OWNER AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, MEMBERS AND LEGAL REPRESENTATIVES (TOGETHER WITH OWNER AND ITS AFFILIATES, THE “OWNER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES SUFFERED BY OWNER INDEMNIFIED PARTIES AS A RESULT OF, CAUSED BY, OR ARISING OUT OF (I) ANY BREACH OF A REPRESENTATION OR WARRANTY OF SERVICE PROVIDER IN THIS AGREEMENT, (II) ANY BREACH OF ANY COVENANT OF SERVICE PROVIDER UNDER THIS AGREEMENT, OR (III) THE BAD FAITH, FRAUD OR WILLFUL MISCONDUCT OF SERVICE PROVIDER OR ITS AFFILIATES IN ITS PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATION UNDER THIS AGREEMENT.

(b) No statute, rule or regulation that precludes an injured party from bringing an Action against a fellow employee or employer shall preclude an Owner Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section 4.3.

Section 4.4 Indemnification Demands. Each Party hereunder agrees that promptly upon its discovery of facts giving rise to a demand for indemnity under the provisions of this Agreement, including receipt by it of a demand or Action by any Third Party (a “Third Party Claim”), with respect to any matter as to which a Service Provider Indemnified Party or an Owner Indemnified Party, as applicable (each, an “Indemnified Party”), asserts a right to indemnity under the provisions of this Agreement, it will give notice promptly thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have reasonable access to and including a formal demand for indemnification under this Agreement (an “Indemnity Demand”). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Demand.

Section 4.5 Right to Contest and Defend Third Party Claims.

(a) The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any Third Party Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of its admission that such Third Party Claim is subject to indemnity hereunder and its intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of the Indemnity Demand. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all actions to be taken with respect to such Third Party Claim; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest and defend any such Third Party Claim as provided herein, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim, which involves no finding or admission of liability, violation of Law, or other adverse matter by the Indemnified Party and which would not otherwise adversely affect the Indemnified Party.

(b) Notwithstanding the foregoing in Section 4.5(a), the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related Third Party Claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 4.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim.

Section 4.7 Right to Participate. If the Indemnifying Party does not properly elect to contest and defend a Third Party Claim as provided herein, the Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Entity, asserting any Third Party Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

Section 4.8 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including insurance proceeds) actually received by the Indemnified Party related to the Losses.

Section 4.9 Sole Remedy. The indemnification remedies set forth in this ARTICLE IV shall constitute the sole and exclusive remedies of the Parties under this Agreement with respect to any and all claims relating to or arising from this Agreement and no Party shall have any liability under this Agreement except as is provided in this ARTICLE IV (other than for claims or causes of action arising from fraud).

ARTICLE V

MISCELLANEOUS

Section 5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state, except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Harris County, Texas.

Section 5.2 Notices. All notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided however, that notices of a change of address shall be effective only upon receipt thereof):

If to Service Provider:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Kevin J. Mitchell

Email: kevin.mitchell@p66.com

With a copy to:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Jenarae N. Garland

Email: jenarae.n.garland@p66.com

If to Owner:

DCP Midstream, LP

c/o DCP Midstream GP, LLC

2331 CityWest Blvd.

Houston, Texas 77042

Attention: William L. Johnson

Email: bill.johnson@p66.com

With a copy to:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Jenarae N. Garland

Email: jenarae.n.garland@p66.com

Notices and other communications hereunder shall be deemed to have been received on the date of receipt if (a) delivered personally or by nationally recognized overnight courier services or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such Person may subsequently designate by notice hereunder only if followed by notice delivered personally or mailed through a nationally recognized overnight courier).

Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 5.4 Termination of Existing Agreements. Owner, DCP Services and Phillips 66 Pipeline acknowledge and agree that the Existing Service Agreement and the Subcontract Services Agreement shall be terminated as of the Effective Date, except that (a) such termination shall not affect any Person’s obligation to pay, or rights to collect, any amounts due under the Existing Service Agreement or the Subcontract Services Agreement and (b) the rights and obligations with respect to indemnification under the Existing Services Agreement and the Subcontract Services Agreement shall survive and shall remain in full force and effect.

Section 5.5 Termination.

(a) This Agreement may be terminated by Owner, at any time, by delivery of written notice to Service Provider. This Agreement may be terminated by Service Provider by delivery of written notice to Owner no less than 90 days prior to the date on which such termination shall occur.

(b) The rights and obligations of the Parties set forth in ARTICLE IV, Section 5.1 and Section 5.2 shall survive the termination of this Agreement and shall remain in full force and effect following the termination of this Agreement and such termination shall not affect Owner’s obligations to pay, and Service Provider’s rights to collect, amounts due under this Agreement that are unpaid.

Section 5.6 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 5.7 Amendment. This Agreement may be amended only by an instrument in writing executed by Service Provider and Owner and expressly identified as an amendment; provided, that any change or modification to the description of the General and Administrative Services reflected in any updated Exhibit A delivered by Service Provider pursuant to Section 3.1(c) shall not constitute or require an amendment to this Agreement but shall nevertheless be binding on the Parties upon delivery thereof.

Section 5.8 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, that Service Provider may assign all of its rights and obligations under this Agreement to an Affiliate of Service Provider or Owner without the consent of Owner, provided that written notice of such assignment is provided to Owner.

Section 5.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement. The provisions of this Agreement are enforceable solely by the Parties and their respective successors and permitted assigns, and no other Person (including any general or limited partner, member, stockholder or other equity owner of Service Provider, any member of the Partnership Group or any of their respective Affiliates) shall have the right, separate and apart from Service Provider, Owner and their respective successors and permitted assigns to enforce any provision of this Agreement or compel any Party to comply with the terms of this Agreement.

Section 5.10 Subcontracting. Notwithstanding anything to the contrary in this Agreement, Service Provider shall have the right to delegate or sub-contract its duties hereunder, including, without limitation, to one or more Affiliates of Service Provider; provided, however, that such delegation or subcontracting shall not relieve Service Provider of any of its obligations hereunder.

Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. Signatures to this Agreement transmitted by electronic mail in “portable document format” form or by any other electronic means or electronic transmission, including via DocuSign or otherwise, intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 5.13 Force Majeure. To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, finding of illegality, pandemic, epidemic, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 5.14 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 5.15 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.16 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 5.17 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 5.18 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, manager or director of Service Provider or any member of the Partnership Group or their respective Affiliates.

Section 5.19 Construction.

(a) All article, section and exhibit references used in this Agreement are to articles, sections and exhibits of and to this Agreement unless otherwise specified. The exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. All references to any Person shall include such Person’s successors and permitted assigns.

(c) The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties. The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, as of the date of the statement to which such term refers.

Section 5.20 Signatories Duly Authorized. Each of the Parties, DCP Services and Phillips 66 Pipeline represents that its signatory to this Agreement is duly authorized to execute this Agreement on behalf of such Party, and that such signature is sufficient to bind such Party.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OWNER:

DCP MIDSTREAM, LP

By:	DCP MIDSTREAM GP, LP
its General Partner

By:	DCP MIDSTREAM GP, LLC
its General Partner

By:	/s/ William L. Johnson
Name:	William L. Johnson
Title:	President

SERVICE PROVIDER:

PHILLIPS 66 COMPANY

By:	/s/ Kevin J. Mitchell
Name:	Kevin J. Mitchell
Title:	Executive Vice President and Chief Financial Officer

Solely for the limited purposes set forth in Section 5.4 and Section 5.20:

DCP SERVICES, LLC

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

PHILLIPS 66 PIPELINE LLC

By:	/s/ William L. Johnson
Name:	William L. Johnson
Title:	President

[Signature Page to Services and Employee Secondment Agreement]

Exhibit A

General and Administrative Services

Effective as of October 13, 2023

Attached to and made a part of that certain Services and Employee Secondment Agreement, dated as of October 13, 2023 (the “Agreement”), by and among DCP Midstream, LP, Phillips 66 Company, and, solely for the limited purposes set forth therein, DCP Services, LLC and Phillips 66 Pipeline LLC. Initially capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Service Provider will provide the General and Administrative Services utilizing employees of Service Provider or its Affiliates. The Administrative Fee does not include any Third Party costs, expenses and expenditures that may be incurred in connection with providing General and Administrative Services.

The following centralized general and administrative, corporate, executive management and operational support services shall constitute the “General and Administrative Services” for purposes of the Agreement:

(a)	Executive services provided by employees of Service Provider or its Affiliates with a title of Senior Vice President or above

(b)	Executive oversight provided by the Midstream Leadership Team with a title of General Manager or above

(c)	Financial and administrative services (including accounting, treasury, investor relations, financial planning and analysis accounting, risk management and internal audit)

(d)	Information technology and cybersecurity

(e)	Legal services

(f)	Insurance and real estate administration

(g)	Costs of real estate and facility services for Phillips 66 corporate headquarters of employees covered by the Administrative Fee

(h)	Human resources services relating to employees providing Contract Services

(i)	Corporate development and strategy

(j)	Emerging energy and sustainability

(k)	Digital innovations and business transformation

(l)	Corporate communications and public affairs

A-1

(m)	Commercial and business development

(n)	Regulated pipeline scheduling

(o)	Government affairs and regulatory support

(p)	The following Technology, Operational, and Engineering services:

(i)	Houston and Bartlesville control centers SCADA support, leak detection, engineering, and compliance support

(ii)	Pipeline and facility integrity oversight and engineering services for all assets

(iii)	Mapping and geotechnical services

(iv)	Engineering technical services support

(v)	Corrosion group management with a title above supervisor

(vi)	Maintenance planning and scheduling support

(vii)	Information and document management

(viii)	Measurement group management, including business systems support and loss control

(ix)	Pipeline and facility automation services

(x)	Discipline engineering support including but not limited to electrical, mechanical, and process engineering

(xi)	In-house hydraulic modeling services

(xii)	Mechanical & reliability expertise

(xiii)	Energy management and optimization

(xiv)	Corporate engineering services (other than engineering services directly related to Owner Assets)

(q)	Procurement services

(r)	Corporate health, safety, and environmental services

(s)	The following capital project execution services:

(i)	Senior management

A-2

(ii)	Project controls and reporting support

(iii)	Project construction oversight

(iv)	Project development services

(t)	Tax planning and advice

(u)	Preparation and filing of reports with the Securities and Exchange Commission and the trustees of Owner’s indebtedness

(v)	Preparation, filing and renewal, as applicable, of tariffs with FERC and/or state agencies

(w)

Preparation and filing of permits, permit updates, and other documents required by any regulatory body or government agency, federal, state or local, if any, having jurisdiction over the Partnership Group or its assets or business

(x)	Maintain fixed asset records of the Owner Assets

(y)	Product quality and assurance

A-3